Exhibit 99.1

              Playtex Reports First Quarter 2005 Results

    WESTPORT, Conn.--(BUSINESS WIRE)--April 28, 2005--Playtex Products, Inc. (NYSE:PYX) today reported results for the first quarter ended April 2, 2005. Net sales were $186.7 million versus year ago net sales of $191.9 million, down 3%. However, after adjusting for the sale of the Woolite brand assets divested in November 2004, comparable net sales grew 1% in the quarter.
    Net income for the quarter totaled $15.0 million, or $0.24 per diluted share versus $8.4 million, or $0.14 per diluted share in the first quarter 2004. Adjusting for certain charges and gains as detailed below, net income was $12.6 million, or $0.21 per diluted share in the first quarter 2005 versus $13.2 million, or $0.22 per diluted share in the first quarter 2004. Adjusted EBITDA was $43.3 million in the first quarter 2005 compared with $42.3 million in the first quarter 2004.
    Results in the first quarters of 2005 and 2004 were impacted by certain charges and gains, including on a pre-tax basis:

    -- A $3.0 million lawsuit award in 2005 related to a false advertising claim against a competitor,

    -- Restructuring and related expenses of $1.2 million in 2005 and $1.5 million in 2004, and

    -- Net expenses related to the retirement of debt of $4.7 million in 2005 and $6.4 million in 2004.

    In addition, in the first quarter of 2005, the Company recorded a tax benefit of $4.1 million related to the repatriation of cash from a foreign subsidiary. A reconciliation of the results "as reported" to results "excluding charges and gains" is included on the Consolidated Statements of Income Data attached to this release.
    The Company's fiscal year ends on the last Saturday nearest to December 31 and, as a result, a fifty-third week is added every five or six years. Consequently, 2005 will be a 53 week year, and results for the first quarter of 2005 are for the 14-week period ended
April 2, 2005 and results for the first quarter 2004 are for the 13-week period ended March 27, 2004. The Company believes the impact of the extra week on results in the first quarter 2005 was not material.
    President and Chief Executive Officer, Neil P. DeFeo stated, "Overall, we are pleased with our first quarter 2005 results as we continue to strengthen our operations and marketing programs in line with our new strategy announced in early April."
    DeFeo continued, "We've made progress toward every major area of our new strategy including improving our core category focus, reducing costs, improving our compensation and employee development plans, accelerating new product development, and paying down debt."
    Feminine Care sales declined 3% in the first quarter 2005. Tampon dollar market share remains stable, while improved marketing and reduced prices for Beyond tampons reached the market at the end of the quarter.
    Sales of Infant Care products increased 13% in the quarter primarily due to higher Diaper Genie sales due to the timing of shipments. Infant bottle feeding and soothing continued to grow, benefiting from new products launched in 2004. Year over year cup sales are down for the quarter, but new products are expected to improve cup sales in the back half of the year.
    Skin Care net sales were down 3% year-over-year primarily due to a decrease in Baby Magic toiletries as a result of reduced space at retail as new competition entered the market. Though the first quarter represents typically only 10% of the U.S. sun care category's annual consumption, the overall poor weather caused U.S. category consumption to decline 4% during the quarter. Banana Boat sales were flat in the quarter versus prior year as the poor weather dampened reorders, but prior season returns have been lower than anticipated. Sales of Wet Ones hand and face wipes increased due to meaningful gains in distribution.
    The Company announced that its restructuring and realignment plans remain on track. Gross margins improved over 100 basis points versus prior year as the full impact of the operational restructuring begun in 2004 more than offset the initial impacts of raw material cost increases. SG&A expense versus the prior year, excluding certain charges and gains, declined by $1.0 million in the quarter but increased as a percentage of net sales as a result of increased advertising.
    Cash flow trends remain strong, with continued working capital improvements. The Company also continued to reduce its long-term debt by repurchasing $41.3 million of its 8% notes during the quarter, and an additional $21.7 million in the month of April.
    "This first quarter was a solid start to 2005, but we still have a lot of work ahead of us in order to achieve our goals. We are executing our strategy by focusing on our core categories, accelerating new product development, improving our marketing plans, instituting new employee "Pay For Performance" plans, and improving our financial profile. I am confident that these steps will yield the results we are looking for in 2005, and we are determined to achieve our long-term goals as announced in our April 4th press release," concluded DeFeo.
    The Company reconfirmed its previously announced guidance for 2005 of net sales growth in the low single digits versus prior year, excluding sales of Woolite, or flat to slightly down versus prior year on a reported basis. Operating income, excluding the estimated additional realignment charges of $6 to $8 million, should be between $105 million and $115 million.
    Playtex will hold a conference call with analysts and investors at 10:00 a.m. EST on Friday, April 29, 2005 to discuss first quarter 2005 results. The dial in number is 1-800-901-5217 and the passcode is 90986505. A replay of the conference call will be available through Thursday, May 5th at 11:59 p.m. EST. The replay number is 888-286-8010, and the passcode is 63237195. To access the webcast of this call (live & replay), please go to the "Investor Relations" portion of our website www.playtexproductsinc.com.
    Neil DeFeo, and Kris Kelley, Executive Vice President and Chief Financial Officer, will represent Playtex at a conference hosted by Goldman Sachs to be held in New York City on Wednesday, May 11, 2005. The live audio webcast will be accessible on the Company's website www.playtexproductsinc.com. The webcast will be available for replay.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, Baby Magic, Mr. Bubble and
Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)


Reconciliation of Results "As Reported" to      THREE MONTHS ENDED
 Results "Excluding Charges / Gain" (1)           April 2, 2005
                                           ---------------------------
                                              As    Charges  Excluding
                                           Reported  / Gain   Charges
                                                      (2)     / Gain
                                           -------- -------- ---------

Net Sales:
  Feminine Care                            $ 54,018 $     -  $  54,018
  Infant Care                                46,800       -     46,800
  Skin Care                                  78,456       -     78,456
  Other                                       7,411       -      7,411
                                           -------- -------- ---------
    Subtotal                                186,685       -    186,685
  Divested                                        -       -          -
                                           -------- -------- ---------

Total net sales                             186,685       -    186,685
Cost of sales                                87,013    (330)    86,683
                                           -------- -------- ---------
  Gross profit                               99,672     330    100,002

Operating expenses:
  Selling, general and administrative        57,759   2,875     60,634
  Restructuring, net                            735    (735)         -
  Amortization of intangibles                   608       -        608
                                           -------- -------- ---------
    Total operating expenses                 59,102   2,140     61,242
                                           -------- -------- ---------

    Operating income                         40,570  (1,810)    38,760

  Interest expense, net                      17,751       -     17,751
  Expenses related to retirement of debt,
   net                                        4,746  (4,746)         -
  Other expense                                  21       -         21
                                           -------- -------- ---------

    Income before income taxes               18,052   2,936     20,988

  Provision for income taxes                  3,083   5,295      8,378
                                           -------- -------- ---------

      Net income                           $ 14,969 $(2,359) $  12,610
                                           ======== ======== =========

  EPS: Basic                               $   0.24          $    0.21
       Diluted                             $   0.24          $    0.21

  Weighted average shares outstanding:
    Basic                                    61,245             61,245
    Diluted                                  61,468             61,468

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

    Net income                             $ 14,969          $  12,610
    Income tax expense                        3,083              8,378
    Interest expense, net                    17,751             17,751
    Amortization of intangibles                 608                608
    Depreciation                              3,959              3,959
                                           --------          ---------

      EBITDA (5)                           $ 40,370          $  43,306
                                           ========          =========

Reconciliation of Results "As Reported" to     THREE MONTHS ENDED
 Results "Excluding Charges / Gain" (1)          March 27, 2004
                                           ---------------------------
                                              As             Excluding
                                           Reported Charges   Charges
                                                      (3)
                                           -------- -------- ---------

Net Sales:
  Feminine Care                            $ 55,855 $     -  $  55,855
  Infant Care                                41,265       -     41,265
  Skin Care                                  80,507       -     80,507
  Other                                       7,488       -      7,488
                                           -------- -------- ---------
    Subtotal                                185,115       -    185,115
  Divested                                    6,813       -      6,813
                                           -------- -------- ---------

Total net sales                             191,928       -    191,928
Cost of sales                                91,699       -     91,699
                                           -------- -------- ---------
  Gross profit                              100,229       -    100,229

Operating expenses:
  Selling, general and administrative        62,938  (1,369)    61,569
  Restructuring, net                             93     (93)         -
  Amortization of intangibles                   226       -        226
                                           -------- -------- ---------
    Total operating expenses                 63,257  (1,462)    61,795
                                           -------- -------- ---------

    Operating income                         36,972   1,462     38,434

  Interest expense, net                      16,406       -     16,406
  Expenses related to retirement of debt,
   net                                        6,432  (6,432)         -
  Other expense                                 299       -        299
                                           -------- -------- ---------

    Income before income taxes               13,835   7,894     21,729

  Provision for income taxes                  5,459   3,102      8,561
                                           -------- -------- ---------

      Net income                           $  8,376 $ 4,792  $  13,168
                                           ======== ======== =========

  EPS: Basic                               $   0.14          $    0.22
       Diluted                             $   0.14          $    0.22

  Weighted average shares outstanding:
    Basic                                    61,216             61,216
    Diluted                                  61,216             61,216

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

    Net income                             $  8,376          $  13,168
    Income tax expense                        5,459              8,561
    Interest expense, net                    16,406     299(4)  16,705
    Amortization of intangibles                 226                226
    Depreciation                              3,676              3,676
                                           --------          ---------

      EBITDA (5)                           $ 34,143          $  42,336
                                           ========          =========

 See accompanying notes to the Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
            NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

(1) We have presented the "Charges / Gain" and "Excluding Charges / Gain" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. The columnar information under the caption "Charges / Gain" and "Excluding Charges / Gain" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(2) Included in the results for the first quarter of 2005 are the following:

        -- A $3.0 million lawsuit award, included in selling, general and administrative expenses ("SG&A"), related to a previously disclosed false advertising claim against a competitor,

        -- A restructuring charge of $0.7 million, a restructuring related charge included in cost of sales of $0.3 million and a restructuring related charge included in SG&A of $0.2 million as a result of our strategic realignment announced in February 2005,

        -- A premium charge of $4.0 million and a $0.7 million write off of unamortized deferred financing fees related to the repurchase of $41.3 million principal of our 8% Senior Secured Notes ("8% Notes"), and

        -- A tax benefit of $4.1 million related to the repatriation of cash from a foreign subsidiary.

(3) Included in the results for the first quarter of 2004 are the following:

        -- A restructuring charge of $0.1 million and restructuring related charge included in SG&A of $1.4 million, related to the 2003 operational restructuring initiative,

        -- A loss of $6.7 million associated with the write-off of unamortized deferred financing costs as a result of the repayment of our then outstanding bank indebtedness and termination of our receivables facility. These transactions were funded with the proceeds from the issuance of $460.0 million of 8% Notes and the creation of a New Credit Facility, and

        -- A gain of approximately $0.5 million, associated with the repurchase on the open market of $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes, which was offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees relating to the repurchase bonds.

(4) Represents fees associated with our now terminated receivables facility included in other expense.

(5) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes. We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

        -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

        -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

        -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

        -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.


                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)

                                               April 2,   December 25,
                                                 2005         2004
                                              ----------  ------------
                   Assets                    (unaudited)
Current assets:
  Cash & cash equivalents                     $   76,472  $   137,766
  Receivables, less allowance for doubtful
   accounts of $1,323 and $1,314 for 2005 and
   2004, respectively                            126,315       97,188
  Inventories                                     68,485       71,711
  Deferred income taxes, net                      10,247        9,789
  Other current assets                             9,614        8,266
                                              ----------  ------------
    Total current assets                         291,133      324,720

Net property, plant and equipment                118,492      120,638
Goodwill                                         494,307      494,307
Trademarks, patents & other                      127,772      128,304
Deferred financing costs                          15,125       16,586
Other noncurrent assets                            6,039        6,835
                                              ----------  ------------
    Total assets                              $1,052,868  $ 1,091,390
                                              ==========  ============

    Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                            $   30,509  $    41,758
  Accrued expenses                                78,901       81,112
  Income taxes payable                             1,908        2,110
                                              ----------  ------------
    Total current liabilities                    111,318      124,980

Long-term debt                                   758,750      800,000
Deferred income taxes                             63,614       61,403
Other noncurrent liabilities                      19,490       21,072
                                              ----------  ------------
    Total liabilities                            953,172    1,007,455
                                              ----------  ------------
Stockholders' equity:
  Common stock, $0.01 par value, authorized
   100,000,000 shares, issued and outstanding
   61,304,393 shares at April 2, 2005 and
   61,215,856 shares December 25, 2004               613          612
  Additional paid-in capital                     526,951      526,233
  Retained earnings (accumulated deficit)       (428,063)    (443,032)
  Accumulated other comprehensive income             195          122
                                              ----------  ------------
    Total stockholders' equity                    99,696       83,935
                                              ----------  ------------
    Total liabilities and stockholders'
     equity                                   $1,052,868   $1,091,390
                                              ==========  ============


                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                  Three Months Ended
                                                 ---------------------
                                                  April 2,  March 27,
                                                    2005       2004
                                                 ---------- ----------
Cash flows from operations:
  Net income                                     $ 14,969   $ 8,376
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
    Depreciation                                    3,959     3,676
    Amortization of intangibles                       608       226
    Amortization of deferred financing costs          707       419
    Deferred income taxes                           1,788     4,830
    Prepaid pension asset and postretirement
     benefits                                         832       590
    Premium (discount) on bond repurchases          3,992      (450)
    Write-off of deferred fees related to
     retirement of debt                               754     6,882
    Other, net                                        291       327
    Net changes in operating assets and
     liabilities, net of dispositions:
      Accounts receivable and retained interests  (29,041)  (58,536)
      Inventories                                   3,282     3,043
      Accounts payable                            (11,257)   (3,475)
      Accrued expenses                             (3,611)    4,620
      Other                                          (978)    5,729
                                                 ---------- ----------

        Net cash used for operations              (13,705)  (23,743)

Cash flows from investing activities:
  Capital expenditures                             (1,982)   (3,035)
  Payment for intangible assets                      (848)       --
                                                 ---------- ----------

        Net cash used for investing activities     (2,830)   (3,035)

Cash flows from financing activities:
  Borrowings under revolving credit facilities         --    83,000
  Repayments under revolving credit facilities         --   (63,000)
  Long-term debt borrowings                            --   467,500
  Long-term debt repayments                       (41,250) (453,250)
  (Premium) discount on bond repurchases           (3,992)      450
  Payment of financing costs                           --   (12,200)
  Proceeds from exercise of stock options             689        --
                                                 ---------- ----------

        Net cash (used for) provided by
         financing activities                     (44,553)   22,500
        Effect of exchange rate changes on cash      (206)     (291)
                                                 ---------- ----------

(Decrease) in cash and cash equivalents           (61,294)   (4,569)
Cash and cash equivalents at beginning of period  137,766    27,453
                                                 ---------- ----------

Cash and cash equivalents at end of period       $ 76,472   $22,884
                                                 ========== ==========

Supplemental disclosures of cash flow
 information

  Cash paid during the periods for:
    Interest                                     $ 18,549   $ 8,452
    Income tax payments, net                     $  1,497   $   140


    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262